                        CONTACT:                  Michael Archer  Controller  Camden National Bank  (207) 230‐2058   marcher@camdennational.com     FOR IMMEDIATE RELEASE      Camden National Corporation and Camden National Bank Elect   David Ott and Carl Soderberg as New Board Members      CAMDEN, Maine, October 14, 2015 /PRNewswire/ ‐‐ The board of directors of Camden National Corporation (NASDAQ®:  CAC; "Company" or “Camden National”) and Camden National Bank, the Company’s wholly‐owned subsidiary, are pleased to  announce that David J. Ott and Carl J. Soderberg have been elected to serve as members of the board of directors. Ott and  Soderberg are joining Camden National and Camden National Bank in conjunction with, and subject to completion of, the  merger with SBM Financial, Inc. (“SBM”) and its wholly owned‐subsidiary, The Bank of Maine. Ott and Soderberg have served  as directors of SBM since 2010 and 2011, respectively. In addition to their roles as board members, Ott will serve as a member  of the Audit Committee and Director’s Loan Review Committee, and Soderberg will serve as a member of the Governance and  Risk Committee and Asset and Liability Committee.  "Both David and Carl will be great assets to Camden National and its shareholders,” said Karen W. Stanley, Chair of the board  of directors of the Company and Camden National Bank. “With the merger of SBM into Camden National scheduled to close  on October 16, 2015, David and Carl will provide a breadth of knowledge and experience through their past roles on the SBM  board of directors and their extensive careers that will benefit the Company moving forward.”  David Ott has over 25 years of banking experience serving in senior leadership roles with Fleet  Financial Group and Banknorth, Inc., including President of Fleet Bank of Maine and Senior Executive  Vice President and Chief Banking Officer of Banknorth, Inc. In addition to Ott’s extensive banking  experience, he also has served as a director of the Susan Curtis Foundation, Portland Museum of Art,  Mitchell Institute, and the United Way. Ott currently serves on the board of directors of HTech  Holdings, Inc.  "I am excited to join the board of directors of Camden National and serve the shareholders of these  two merging companies," said Ott. “Camden National and SBM share similar values and vision which  makes this merger attractive to both shareholders and stakeholders.”

Carl Soderberg is the President of Soderberg Company, Inc., a construction company in Caribou,  Maine, and has served on numerous boards including as past director of First Citizens Bank, serving as  Vice Chairman from 2005 – 2007 and on the Loan and Audit Committees of the board of directors from  1996 – 2007. Soderberg currently serves as a director for the University of Maine at Presque Isle  Foundation and for the Big Rock Mountain Ski Area in Mars Hill.  "Camden National is a proven leader within the community banking space across Maine, and I am  looking forward to serving as a director of the Company and assist with shaping its future,” said  Soderberg. “With the joining of these two companies under the Camden National franchise, the  Company is poised to achieve great things going forward."  About Camden National Corporation  Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services  companies including Camden National Bank and the wealth management company, Acadia Trust, N.A.  Camden National Bank  is a full‐service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in  Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland,  Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full‐service brokerage and  insurance services. Learn more at www.CamdenNational.com. Member FDIC.   Forward-Looking Statements Certain statements contained in this press release that are not statements of historical fact constitute forward‐looking  statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations,  goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward‐looking  statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words  like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,”  “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in  completing the proposed merger, difficulties in achieving cost savings from the proposed merger or in achieving such cost  savings within the expected time frame, difficulties in integrating Camden National and SBM, increased competitive pressures,  changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that  adversely affect the business in which Camden National and SBM are engaged, changes in the securities markets and other  risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10‐K for the year ended  December 31, 2014, as updated by other filings with the Securities and Exchange Commission (“SEC”). Camden National does  not have any obligation to update forward‐looking statements.  Additional Information and Where to Find It In connection with the proposed merger, Camden National has filed with the SEC a Registration Statement on Form S‐4 that  includes a Proxy Statement of SBM and Camden National and a Prospectus of Camden National, as well as other relevant  documents concerning the proposed merger. Investors and shareholders are urged to read the Registration Statement and  the Proxy Statement/Prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well  as any amendments or supplements to those documents, because they will contain important information. A free copy of the  Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Camden  National and The Bank of Maine, when they become available, may be obtained at the SEC’s Internet site (www.sec.gov).  Copies of the Registration Statement and Proxy Statement/Prospectus and the filings incorporated by reference therein may  also be obtained, free of charge, from Camden National’s website at www.CamdenNational.com or by contacting Camden  National Investor Relations at (207) 236‐8821 or by contacting SBM Investor Relations at (207) 518‐5607.  ###